Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2011, UNLESS THE OFFER IS EXTENDED.

Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Purchaser”) is offering to purchase, for cash, up to 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent Financial Corporation, a North Carolina corporation (“Crescent NC”), for $4.75 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the accompanying letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended and supplemented from time to time, constitutes the “Offer”). After commencement of the Offer and prior to its expiration, Crescent NC will reincorporate as a Delaware corporation (the “Reincorporation”) through a merger of Crescent NC with and into a newly formed Delaware corporation organized as a subsidiary of Crescent NC, with the newly formed Delaware corporation as the surviving corporation continuing the business of Crescent NC under the name Crescent Financial Bancshares, Inc. (“Crescent DE”). As a result of the Reincorporation, the Crescent NC Shares will automatically be converted into shares of common stock, par value $0.001 per share (the “Crescent DE Shares”), of Crescent Financial Bancshares, Inc. References to “Shares” mean the Crescent NC Shares prior to the completion of the Reincorporation and the Crescent DE Shares after the completion of the Reincorporation, and references to “Crescent Financial” refer to Crescent NC prior to completion of the Reincorporation and Crescent DE thereafter.

The Offer is being made pursuant to the Investment Agreement, dated as of February 23, 2011, as amended (as it may be further amended from time to time, the “Investment Agreement”), by and among Purchaser, Crescent NC and Crescent State Bank, a North Carolina state bank and wholly-owned subsidiary of Crescent NC. The Investment Agreement provides, among other things, that subject to the satisfaction or waiver of certain conditions, Purchaser will (i) purchase 18,750,000 newly issued Shares (the “Investment”), and (ii) commence the Offer and acquire the Shares tendered.

The Offer is not conditioned on any minimum number of Shares being tendered or the receipt of financing. The Offer is, however, conditioned upon, among other things, (i) the consummation of the transactions contemplated by the Investment Agreement, (ii) the absence of any restraining order, injunction, ruling or similar legal restraint issued by a governmental authority restraining, prohibiting or preventing the consummation of the Offer, (iii) certain required regulatory approvals remaining in full force and effect, and not having been granted with any conditions burdening Purchaser or its affiliates, and (iv) there not having occurred a Material Adverse Effect (as defined in Section 10 (“The Investment Agreement; Other Agreements”) of this Offer to Purchase) with respect to Crescent Financial since February 23, 2011. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 14 (“Conditions of the Offer”) of this Offer to Purchase.

The Information Agent for the Tender Offer is:

November 8, 2011 501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free (888) 750-5834

Banks and Brokers may call collect (212) 750-5834

IMPORTANT

If you wish to tender all or any part of your Shares to Purchaser pursuant to the Offer, then prior to the expiration date of the Offer, which is 5:00 p.m., New York City time, on December 7, 2011, or such later time to which Purchaser may extend the Offer, you must either:

(1) (a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and mail or deliver the certificates for your tendered Shares to the Depositary together with any other documents required by the Letter of Transmittal or (b) tender your Shares according to the procedure for book-entry transfer described in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

Stock certificates for Crescent NC Shares will automatically be deemed to represent the same number of Crescent DE Shares following the Reincorporation, and accordingly may be tendered to the Depositary prior to the expiration date of the Offer.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your Shares in the Offer. If you desire to tender your Shares but prior to the expiration date:

(1) the certificates for the Shares you wish to tender cannot be delivered to the Depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the Depositary;

you may tender your Shares according to the guaranteed delivery procedure described in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the notice of guaranteed delivery may also be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. See Section 18 (“Miscellaneous”)

NONE OF THE PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED HEREIN), IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER.

ii

iii

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Piedmont Community Bank Holdings, Inc. (“Purchaser”) has included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Crescent Financial Corporation (“Crescent NC”) and Crescent Financial Bancshares, Inc. (“Crescent DE”) contained herein and elsewhere in the Offer to Purchase has been provided to Purchaser by Crescent NC or has been taken from or is based upon publicly available documents or records of Crescent NC on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Purchaser has not independently verified the accuracy and completeness of such information. Purchaser has no knowledge that would indicate that any statements contained herein relating to Crescent NC or Crescent DE provided to Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	Up to a total of 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent NC. After commencement of this Offer, and prior to its expiration, Crescent NC will reincorporate as a Delaware corporation (the “Reincorporation”). As a result of the Reincorporation, all outstanding Crescent NC Shares will automatically be converted into shares of common stock, par value $0.001 per share (the “Crescent DE Shares”), of Crescent DE. References to “Shares” mean the Crescent NC Shares prior to the completion of the Reincorporation and the Crescent DE Shares after the completion of the Reincorporation, and references to “Crescent Financial” refer to Crescent NC prior to completion of the Reincorporation and Crescent DE thereafter.

Price Offered Per Share	$4.75 per share, in cash, without interest and less applicable withholding taxes

Scheduled Expiration of the Tender Offer	5:00 p.m., New York City time, on December 7, 2011

Purchaser	Piedmont Community Bank Holdings, Inc.

Who is offering to purchase my Shares?

Piedmont Community Bank Holdings, Inc., a Delaware corporation, which we refer to as “Purchaser,” “we,” “our” or “us,” is making this offer pursuant to the terms of the Investment Agreement, dated February 23, 2011, as amended, by and among ourselves, Crescent NC and Crescent State Bank, a wholly-owned subsidiary of Crescent Financial (“Crescent Bank”). The Investment Agreement provides, among other things, that subject to the satisfaction or waiver of certain conditions, we will (i) purchase 18,750,000 newly issued Shares (the “Investment”) and (ii) commence this Offer to purchase up to 6,442,105 Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer.

After consummation of the Investment, we will beneficially own approximately 66% of the Shares on a fully diluted basis. If we acquire all 6,442,105 Shares that we are offering to acquire in the Offer, our ownership of outstanding Shares upon completion of the Offer would be approximately 89%.

See Section 9 (“Certain Information About Purchaser”) of this Offer to Purchase.

How many Shares are you seeking to purchase in the Offer?

We are offering to purchase up to 6,442,105 Shares pursuant to the Offer, or such lesser number of Shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

What happens if shareholders tender more Shares than you are willing to buy?

If shareholders tender more than 6,442,105 Shares, we will purchase Shares on a pro rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you properly tendered by a proration factor. The proration factor will equal 6,442,105 divided by the total number of Shares properly tendered by all tendering shareholders and not withdrawn. For example, if a total of 8,052,631 Shares are tendered, we will purchase approximately 80% of the number of Shares that each shareholder tendered. We will make adjustments to avoid purchases of fractional shares. Any Shares that are not purchased due to proration will be returned to the tendering shareholder as Crescent DE Shares as a result of the Reincorporation. For information about the proration procedures of the Offer, see Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

If you prorate, when will I know how many Shares will actually be purchased?

If proration of the tendered Shares is required, we may not be able to announce the final proration percentage or commence payment for any Shares purchased under the Offer immediately following the expiration of the Offer. In such cases, it could be approximately five business days after the expiration date before we are able to commence payment for the tendered Shares. This is because we will not know the precise number of Shares properly tendered (and not withdrawn) until all supporting documentation for those tenders has been reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release promptly following expiration of the Offer. For information about the proration procedures of the Offer, see Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay shareholders $4.75 net per Share in cash, without interest, which represents approximately a 119% premium over the last sale price of the Shares on February 23, 2011, which was the last completed trading day for the Shares on NASDAQ prior to the initial public announcement of the entry into the Investment Agreement and the Offer. Any payment is subject to applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

What is the effect of the Reincorporation on my ability to tender my Shares?

The reincorporation of Crescent NC into a Delaware corporation should not have any effect on the ability of shareholders to tender their shares in the Offer. This is because Crescent NC Shares will automatically be converted into Crescent DE Shares on a one for one basis following the consummation of the Reincorporation. Additionally, any outstanding stock certificate for shares of Crescent NC at the time of the Reincorporation will automatically represent Crescent DE Shares immediately after the consummation of the Reincorporation.

What is the market price of my Shares as of a recent date?

On February 23, 2011, the last completed trading day for Shares on NASDAQ prior to the announcement of the entry into the Investment Agreement and the related Offer, the last sale price of the Shares as reported by NASDAQ was $2.17. On November 4, 2011, the last practical fully completed trading day prior to the printing of the Offer to Purchase, the last sale price of the Shares as reported by NASDAQ was $4.25. Shareholders are urged to obtain current market quotations for their Shares.

What is the purpose of the Offer?

We agreed to make this Offer so that we may increase our control over Crescent Financial by increasing the percentage of its shares of common stock that we will own after the consummation of the Investment, as well as to provide some liquidity to its existing shareholders. See Section 12 (“Purpose of the Offer; Plans for Crescent Financial”) of this Offer to Purchase.

What does the Board of Directors of Crescent NC think of the Offer?

After careful consideration, the Crescent Financial board of directors has recommended that the shareholders of Crescent Financial accept the Offer, and tender their Shares to Purchaser in the Offer.

Do you have the financial resources to make payment?

Yes, we will have sufficient resources available to us. If we purchase 6,442,105 Shares pursuant to the Offer at $4.75 per share, our aggregate cost will be approximately $30.6 million, not including fees and expenses, which are estimated to be approximately $350,000. Between our available cash and funds placed in escrow by our investors specifically to pay for the Shares purchased in the Offer, we will have a sufficient amount of money to consummate the Offer. The release of the funds from escrow is subject to the satisfaction or waiver of certain conditions, several of which are similar to the conditions in the Investment Agreement to close the Investment. Our purchase of Shares in the Offer is not conditioned on the receipt of financing. See Section 13 (“Source and Amount of Funds”) and Section 14 (“Conditions of the Offer”) of this Offer to Purchase.

Is your financial condition material to my decision to tender my Shares into the Offer?

We do not believe that our financial condition is material to your decision to tender Shares and accept the Offer because, among other things, the Offer consideration consists solely of cash, we have available working capital and investors’ funds held in escrow pending the consummation of the Offer to consummate the Offer, and the Offer is not conditioned on the receipt of financing. See Section 13 (“Source and Amount of Funds”) and Section 14 (“Conditions of the Offer”) of this Offer to Purchase.

How long do I have to tender my Shares?

You will have until 5:00 p.m., New York City time, on December 7, 2011 (unless the Offer is extended) to decide whether to tender your Shares in the Offer. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is discussed in Section 2 (“Procedures for Tendering Shares—Guaranteed Delivery”) of this Offer to Purchase.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

Following expiration of the Offer we will not conduct any subsequent offering period, and shareholders will not have an opportunity to tender additional Shares.

How will I be notified if the Offer is extended or amended?

If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

Are there any conditions to the Offer?

Yes. The Offer is subject to conditions, including, among other things (i) the consummation of the transactions contemplated by the Investment Agreement, (ii) the absence of any restraining order, injunction, ruling or similar legal restraint issued by a governmental authority restraining, prohibiting or preventing the consummation of the Offer, (iii) certain required regulatory approvals remaining in full force and effect, and not having been granted with any conditions burdening Purchaser or its affiliates, and (iv) there shall not have occurred a Material Adverse Effect (as defined in Section 10 (“The Investment Agreement; Other Agreements”) of this Offer to Purchase) with respect to Crescent Financial since February 23, 2011. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 14 (“Conditions of the Offer”) of this Offer to Purchase. The Offer is not conditioned on the tender of any minimum number of Shares or the receipt of financing.

How do I tender my Shares?

If you wish to tender all or a portion of your Shares, then before 5:00 p.m., New York City time, on December 7, 2011, unless the Offer is extended:

•

you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) at the address appearing on the back cover page of this Offer to Purchase; or

•	the Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed letter of transmittal or agent’s message; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may get three extra trading days to do so by utilizing the guaranteed delivery procedure outlined in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase. The Depositary must receive the missing items within that period for the tender to be valid.

You may contact Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) or your broker for assistance. The contact information for the Information Agent is set forth on the back cover page of this Offer to Purchase. See Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase.

Once I have tendered Shares in the Offer, can I withdraw my tender?

You may withdraw any Shares you have tendered pursuant to the Offer at any time before the expiration of the Offer, which will occur at 5:00 p.m., New York City time, on December 7, 2011, or the new expiration date if we extend the Offer. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 5:00 p.m., New York City time, on January 7, 2012. See Section 3 (“Withdrawal Rights”) of this Offer to Purchase.

How do I withdraw Shares I previously tendered?

You must deliver, prior to the expiration of the Offer, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. If your withdraw is received and processed following the Reincorporation, then your tendered shares will be returned to you as Crescent DE Shares as a result of the Reincorporation. See Section 3 (“Withdrawal Rights”) of this Offer to Purchase.

When will you pay for the Shares I tender?

We will pay the purchase price to you in cash, without interest and less any applicable withholding taxes, for the Shares we purchase promptly after the expiration of the Offer and our determination of any proration factor. We currently anticipate that will be five business days after the expiration date. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

If I decide not to tender, how will the Offer affect me?

If you decide not to tender any of your Shares, you will still own the same amount of Shares and Crescent DE will remain a public company, as the successor to Crescent NC. Crescent Financial intends to remain listed on NASDAQ. However, since any Shares we purchase pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, our purchase of Shares pursuant to the Offer could adversely affect the liquidity and the market value of the remaining Shares held by the public. See Section 7 (“Effect of the Offer on the Market for Shares”) of this Offer to Purchase.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What are the U.S. federal income tax consequences of tendering Shares in the Offer?

Your receipt of cash for Shares tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes. For a summary of the material U.S. federal income tax consequences of the Offer, see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this Offer to Purchase. We recommend that you consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to you of tendering all or a portion of your Shares in the Offer.

Who can I talk to if I have questions?

The Information Agent can help answer your questions. The Information Agent is Innisfree M&A Incorporated. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of Crescent Financial Corporation

or Common Stock of Crescent Financial Bancshares, Inc.

INTRODUCTION

Piedmont Community Bank Holdings, Inc., a Delaware corporation is offering to purchase up to 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent Financial Corporation (“Crescent NC”) for $4.75 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Offer also applies to the shares of common stock of Crescent Financial Bancshares, Inc., par value $0.001 per share (the “Crescent DE Shares”), following the reincorporation of Crescent NC into a Delaware corporation (the “Reincorporation”). Crescent NC is required to implement the Reincorporation pursuant to the terms of the Investment Agreement. As a result of the Reincorporation, each Crescent NC share outstanding immediately prior to the Reincorporation will be automatically converted into one Crescent DE Share. Unless the context indicates otherwise, we use the terms “us,” “we,” “our” and “Purchaser” in this Offer to Purchase to refer to Piedmont Community Bank Holdings, Inc. When we refer to “Shares”, we mean the Crescent NC Shares prior to the completion of the Reincorporation, and the Crescent DE Shares after the completion of the Reincorporation, and references to “Crescent Financial” refer to Crescent NC prior to completion of the Reincorporation and Crescent DE thereafter.

We are making this Offer pursuant to an Investment Agreement, dated as of February 23, 2011, as amended (as it may be further amended from time to time, the “Investment Agreement”), by and among Purchaser, Crescent NC and Crescent State Bank, a North Carolina state bank and wholly-owned subsidiary of Crescent Financial (“Crescent Bank”). The Investment Agreement provides, among other things, that subject to the satisfaction or waiver of certain conditions, Purchaser will (i) purchase 18,750,000 newly issued Shares (the “Investment”), and (ii) commence this Offer and acquire the Shares validly tendered.

Tendering shareholders whose Shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us in the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of the Depositary and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”), which are attributable to the Offer. See Section 17 (“Fees and Expenses”) of this Offer to Purchase.

On February 23, 2011, the last completed trading day before the initial announcement of the entry into the Investment Agreement and the related Offer, the last sale price of the Shares as reported by the NASDAQ Global Market (“NASDAQ”) was $2.17. On November 4, 2011, the last practical fully completed trading day prior to the printing of the Offer to Purchase, the last sale price of the Shares as reported by the NASDAQ was $4.25. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. We urge you to obtain current market quotations for the Shares before deciding whether to tender your Shares in the Offer.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 14 (“CONDITIONS OF THE OFFER”) OF THIS OFFER TO PURCHASE.

The Offer will expire at 5:00 p.m., New York City time, on December 7, 2011, unless extended. See Section 1 (“Terms of the Offer; Proration”), Section 14 (“Conditions of the Offer”) and Section 15 (“Certain Legal Matters”) of this Offer to Purchase.

After careful consideration, the Crescent Financial board of directors recommended that the shareholders of Crescent Financial accept the Offer and tender their Shares to Purchaser in the Offer upon the terms and conditions contained herein. A description of the reasons that the Crescent Financial board of directors recommended that shareholders of Crescent Financial accept the Offer and tender their Shares to Purchaser is set forth in Crescent Financial’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that is being furnished to shareholders in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer; Reasons for Recommendation of the Crescent Board.”

Simultaneously with the consummation of the Investment, the Crescent Financial board of directors is required to take such action as is necessary to increase the size of its board of directors to twelve members, eight of whom shall consist of persons designated by Purchaser, and the remaining four shall be continuing directors from the present Crescent NC board of directors.

For purposes of the Offer, the term “business day” means any day, other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. For the purposes of the Offer, a “trading day” is any day on which the NASDAQ is open for business.

Based on information obtained from Crescent Financial, there were 9,662,059 Crescent NC Shares outstanding and 100 Crescent DE Shares outstanding as of November 4, 2011. As a result of the Reincorporation, each of the outstanding Crescent NC Shares will be automatically converted into Crescent DE Shares on a one for one basis. Following the consummation of the Investment, there will be approximately 28,412,000 Crescent DE Shares outstanding.

Please see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this Offer to Purchase for a summary of the material U.S. federal income tax consequences of tendering Shares in the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 6,442,105 Shares in the aggregate that are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 3 (“Withdrawal Rights”) of this Offer to Purchase at a price of $4.75 per share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes). The term “Expiration Date” means 5:00 p.m., New York City time, on December 7, 2011, unless and until we, in our sole discretion (except as limited by the Investment Agreement), shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended by us, will expire.

If more than 6,442,105 Shares are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 6,442,105 Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the Expiration Date and not properly withdrawn. If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we may not be able to announce the final proration percentage or commence payment for any Shares purchased pursuant to the Offer immediately following the Expiration Date. In such cases, it could be approximately five business days after the expiration date before we are able to commence payment for the tendered Shares. Preliminary results of proration will be announced by press release promptly following the Expiration Date. All Shares not accepted for payment will be returned to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedure described in Section 4 (“Acceptance for Payment and Payment”) of this Offer to Purchase.

The Offer is conditioned upon, among other things: (i) the consummation of the transactions contemplated by the Investment Agreement, (ii) the absence of any restraining order, injunction, ruling or similar legal restraint issued by a governmental authority restraining, prohibiting or preventing the consummation of the Offer, (iii) certain required regulatory approvals remaining in full force and effect, and not having been granted with any conditions burdening Purchaser or its affiliates, and (iv) there not having occurred a Material Adverse Effect (as defined in Section 10 (“The Investment Agreement; Other Agreements”) of this Offer to Purchase) with respect to Crescent Financial since February 23, 2011, and the other conditions described in Section 14 (“Conditions of the Offer”) of this Offer to Purchase.

We may (i) extend the Offer on one or more occasions if, at any then-scheduled Expiration Date, any condition to the Offer shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived; and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ applicable to the Offer; provided, however, that we will not be required to extend the Offer beyond November 23, 2011 if the Investment has not been consummated on or prior to that date.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive, in whole or in part, any condition to the Offer, other than those conditions dependent upon certain regulatory approvals remaining in full force and effect, or modify the terms of the Offer; provided, however, that, without the consent of Crescent Financial, we cannot, (i) reduce the number of Shares subject to the Offer, (ii) reduce the offer price of $4.75 net per Share, (iii) add to the conditions to the Offer, (iv) except as described above, terminate, extend or otherwise modify the Expiration Date, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c), which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in Section 3 (“Withdrawal Rights”) of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Exchange Act Rules 14d-4(d), 14d-6(c) and 14e-1. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, and if applicable, in compliance with the terms of the Investment Agreement, to increase or decrease the consideration offered in the Offer or to change the number of Shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Shares we are seeking under the Offer by not more than two percent of the outstanding Shares, then pursuant to Exchange Act Rule 14e-1(b), we would not be required to extend the expiration date of the Offer.

Following the expiration of the Offer, we will not conduct any subsequent offering periods and shareholders will not have the opportunity to tender additional Shares.

Crescent Financial has provided us with its shareholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Crescent Financial’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.    For Shares to be tendered properly under the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Shareholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs are applicable if shareholders tender shares to the Depositary through them.

Signature Guarantees and Method of Delivery.    No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal; or (b) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase by the Expiration Date or (b) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax.    Under the U.S. federal income tax laws, payments with respect to Shares tendered in the Offer may be subject to U.S. federal backup withholding tax. For a discussion of the material U.S. federal income tax consequences of the Offer, including the U.S. federal backup withholding tax and related documentation to be provided to the Depositary, see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this Offer to Purchase.

Guaranteed Delivery.    If a shareholder desires to tender Shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a)    the tender is made by or through an eligible guarantor institution;

(b)    the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c)    the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, or other documents required by the letter of transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.    If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder. To the extent that tendered Shares are represented by a stock certificate for Crescent NC Shares, and less than all shares on such certificate are purchased by us under the Offer, then the shareholder will be issued a stock certificate for Crescent DE Shares for those shares that are not purchased by us.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided, that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of Crescent Financial’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

Tendering Shareholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement.    A tender of Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) the shareholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (x) has a net long position equal to or greater than the amount tendered in (i) the subject securities or (ii) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (y) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.    If the certificates representing Shares that a registered shareholder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO PURCHASER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO PURCHASER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 3, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by us under the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on January 7, 2012, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. Additionally, any shareholder requesting the withdrawal of a certificate representing Crescent NC Shares that have been tendered will, if properly requested, and processed after the Reincorporation, receive back a certificate representing Crescent DE Shares.

If Shares have been tendered under the procedure for book-entry transfer set forth in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered before the Expiration Date by following one of the procedures described in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase.

If we extend the Offer, we are delayed in our purchase of Shares or we are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3 (“Withdrawal Rights”) of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

No withdrawal rights will apply to Shares during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms of and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay promptly after the Expiration Date for, all Shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 (“Withdrawal Rights”) of this Offer to Purchase, up to a maximum of 6,442,105 Shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of such terms and conditions, and each such decision will be final and binding. See Section 1 (“Terms of the Offer; Proration”) and Section 14 (“Conditions of the Offer”) of this Offer to Purchase. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in Section 15 (“Certain Legal Matters”). We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its Offer.

In all cases, we will accept for payment and pay for Shares accepted under the Offer only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the Letter of Transmittal requires.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Shares.

On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose Shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

If we are delayed in our acceptance for payment of, or payment for, Shares or we are unable to accept for payment, or pay for, shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the Depositary nevertheless may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 (“Withdrawal Rights”) of this Offer to Purchase.

If we do not purchase any tendered Shares under the Offer for any reason, then, promptly following the expiration or termination of the Offer and at no expense to tendering shareholders:

•	the Depositary will return certificates it has received representing tendered Shares to the person who delivered those certificates to the Depositary; and

•

in the case of tendered Shares delivered by book-entry transfer into the Depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 (“Procedures for Tendering Shares”) of this Offer to Purchase, those Shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to certain Crescent Financial shareholders who exchange their Shares for cash pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date of this Offer to Purchase and all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Crescent Financial shareholder in light of such shareholder’s particular circumstances, or to certain types of Crescent Financial shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons holding Shares as part of a hedge, straddle, wash sale, conversion or constructive sale transaction or other risk reduction transaction, financial institutions, employee benefit plans, mutual funds, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies and individuals who are former citizens or long-term residents of the United States). In addition, this discussion does not address any alternative minimum tax or state, local or foreign tax consequences, or any U.S. federal non-income tax consequences (such as federal estate or gift tax consequences). Further, this discussion is limited to Crescent Financial shareholders who hold their Shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code and who did not receive their Shares upon the exercise of employee stock options or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and that is not treated as a partnership or a partner in a partnership for U.S. federal income tax purposes.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, CRESCENT FINANCIAL SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (a) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (b) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TENDER OFFER; AND (c) CRESCENT FINANCIAL SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Consequences to Tendering U.S. Holders

Payments with Respect to the Shares.    The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares sold. Generally, a U.S. Holder’s adjusted tax basis in the Shares sold is equal to the cost of such Shares to the U.S. Holder.

Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period of the Shares is more than one year as of the date of the sale. Gain or loss will be calculated separately for each block of Shares sold in the Offer. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding.    Information reporting requirements may apply to the payment of gross proceeds for Shares sold pursuant to the Offer. These requirements, however, do not apply with respect to certain exempt holders, such as corporations.

Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%). Backup withholding generally will apply if the recipient of such payment fails to provide its taxpayer identification number (employer identification number or social security number) to the Depositary (as payer), certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Therefore, each tendering shareholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is exempt from backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. Certain “exempt recipients” (including corporations) are not subject to backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Consequences for Tendering Non-U.S. Holders

Payments with respect to the Shares.    Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale of Shares for cash in the Offer unless:

(a)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment in the United States);

(b)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the sale of Shares occurs and certain other conditions are met; or

(c)	Crescent Financial is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

A Non-U.S. Holder described in clause (a) generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder. If a Non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of such holder’s earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a “branch profits tax,” currently at a 30% rate, although an applicable income tax treaty may provide for a lower rate. A Non-U.S. Holder described in clause (b) generally will be subject to U.S. federal income tax, currently at a 30% rate (or a lower applicable treaty rate), on any gain recognized on the sale of Shares pursuant to the Offer, which may be offset by U.S. source capital losses.

With respect to clause (c) above, even if Crescent Financial is or has been a USRPHC during the relevant statutory period, so long as the Crescent Financial common stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), Non-U.S. Holders that do not own, actually or by attribution (and have not owned, actually or by attribution, during the five year period ending on the date of their sale of Shares pursuant to the Offer) more than 5% of Crescent Financial’s common stock will not be subject to U.S. federal income tax on any gain realized on the sale of Shares pursuant to the Offer solely because Crescent Financial is or was a USRPHC.

Information Reporting and Backup Withholding.    In general, Non-U.S. Holders will not be subject to backup withholding and information reporting with respect to a payment made for Shares sold pursuant to the Offer if such holders have provided the Depositary with a properly executed IRS Form W-8BEN or other applicable IRS Form W-8 (or appropriate substitute form) or otherwise have established to the satisfaction of the Depositary an exemption. Non-U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH HEREIN IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER TO PURCHASE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

6. PRICE RANGE OF THE SHARES

Crescent Financial’s common stock is listed for quotation on NASDAQ under the trading symbol “CRFN.” The following table sets forth the high and low sale prices of the Shares for each quarter on NASDAQ, as compiled from published financial sources for the last full two years and the period indicated in 2011.

	Crescent Financial Common Stock Market Price
	High	Low
2009

First quarter	$4.80	$2.80

Second quarter	$4.50	$2.80

Third quarter	$4.95	$3.45

Fourth quarter	$4.89	$3.00

2010

First quarter	$3.70	$2.80

Second quarter	$5.05	$2.50

Third quarter	$2.94	$2.50

Fourth quarter	$2.80	$2.00

2011

First quarter ending February 28, 2011	$4.25	$2.01

Second quarter ended June 30, 2011	$4.19	$3.56

Third quarter ended September 30, 2011	$4.10	$2.04

Fourth quarter (through November 4, 2011)	$4.30	$2.27

On February 23, 2011, the last completed trading day for Shares on NASDAQ prior to the announcement of the entry into the Investment Agreement and the related Offer, the last sale price of the Shares as reported by NASDAQ was $2.17. On November 4, 2011, the last practical fully completed trading day prior to the printing of the Offer to Purchase, the last sale price of the Shares as reported by NASDAQ was $4.25. Shareholders are urged to obtain current market quotations for their Shares.

7.	EFFECT OF THE OFFER ON THE MARKET FOR SHARES

Based upon information obtained from Crescent Financial, there were 9,662,059 Shares outstanding as of November 4, 2011. The Offer is conditioned upon, among other things, the consummation of the Investment. Upon consummation of the Investment, we will purchase 18,750,000 newly issued Shares, which will then represent approximately 66% of all of the outstanding Shares on a fully diluted basis. If we purchase the maximum number of Shares in the Offer, following consummation of the Offer we will own in the aggregate, 25,192,105 Shares, representing approximately 89% of the outstanding Shares.

Excluding the Shares to be acquired in the Investment, as such shares are currently not outstanding and do not affect the present market for the Shares, if we purchase the maximum number of Shares in the Offer, we would own approximately two-thirds of the currently outstanding Shares. Our purchase of any number of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. If we purchase the maximum number of Shares in the Offer, then 3,219,954 Shares will be beneficially owned by persons other than us or our affiliates. Accordingly, our purchase of Shares pursuant to the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public.

8. CERTAIN INFORMATION CONCERNING CRESCENT FINANCIAL

General.    Crescent NC is a North Carolina corporation, and Crescent DE is a Delaware corporation and a wholly owned subsidiary of Crescent NC. Each entity’s principal executive offices are located at 1005 High House Road, Cary, North Carolina, 27513, and the telephone number at that address is (919) 460-7770.

Available Information.    Crescent NC is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Crescent NC must disclose in its proxy statements distributed to its shareholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, and the principal holders of its securities. That information is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Following consummation of the Reincorporation, Crescent DE will be the successor issuer to Crescent NC pursuant to Exchange Act Rule 12g-3, and in accordance therewith, will file the reports enumerated above that Crescent NC currently files.

Except as otherwise stated herein, the information concerning Crescent Financial contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information.

Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by Crescent Financial to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

9. CERTAIN INFORMATION ABOUT PURCHASER

Purchaser.    We are a Delaware corporation, organized in 2009 to serve as a bank holding company and are registered with the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. We were formed to develop a community banking franchise in North Carolina, South Carolina and Virginia. We currently own a majority of the outstanding shares of VantageSouth Bank, a North Carolina-chartered bank (“VantageSouth”), and own all of the outstanding shares of Community Bank of Rowan, a North Carolina-chartered bank (“Rowan”), except for a limited number of shares owned by the board of directors of such bank as required by North Carolina law. On October 5, 2011, Rowan and VantageSouth entered into an Agreement and Plan of Merger, pursuant to which it is planned that each share of VantageSouth’s common stock and preferred stock issued and outstanding will be converted into the right to receive from us a cash payment for the shares, and Rowan will be merged with and into VantageSouth, with VantageSouth as the surviving entity in the merger and a private company. VantageSouth is regulated by the Federal Deposit Insurance Corporation (the “FDIC”), and files periodic reports with the FDIC. These periodic reports are available through the FDIC’s website or VantageSouth’s website.

Our principal executive offices are located at 4711 Six Forks Road, Suite 2B, Raleigh, North Carolina 27609, and the telephone number at such address is (919) 659-9000.

Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of the members of our board of directors and executive officers are set forth on Schedule A hereto. Neither we, nor to the best of our knowledge and belief, after due inquiry, any of the persons listed on Schedule A hereto, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

We have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, is available for inspection at the public reference facilities of the SEC at 100 F Street N.E.,

Washington, DC 20549. You can obtain copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Interest in Securities of the Subject Company.    Except as provided in the Investment Agreement or as set forth elsewhere in this Offer to Purchase or in Schedule A hereto, neither Purchaser nor any affiliate or subsidiary of Purchaser (nor, after due inquiry, to the best knowledge and belief of Purchaser, any of the persons listed on Schedule A hereto): (a) beneficially owns or has a right to acquire any Shares, (b) has engaged in any transactions in the Shares during the past 60 days, (c) has any contract, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Crescent Financial, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (d) had, in the past two years, any transaction with Crescent Financial or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer to Purchase, and (e) had, in the last two years, any material negotiations, transactions or material contacts with Crescent Financial concerning a merger, consolidation or acquisition, an offer or other acquisition of securities of any class of Crescent Financial securities, an election of Crescent Financial’s directors, or a sale or other transfer of a material amount of assets of Crescent Financial.

10.	THE INVESTMENT AGREEMENT; OTHER AGREEMENTS.

Investment Agreement

The following summary of certain provisions of the Investment Agreement and all other provisions of the Investment Agreement discussed herein are qualified in their entirety to the Investment Agreement itself, a copy of which has been included as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Investment Agreement for a more complete description of the provisions summarized below.

The Investment.    On February 23, 2011, Purchaser, Crescent Financial and Crescent Bank entered into the Investment Agreement. Pursuant to the Investment Agreement, we have agreed, among other things, to purchase, subject to certain conditions enumerated below, 18,750,000 newly issued Shares for $75,000,000 in cash, which represents a purchase price of $4.00 per Share.

Representations, Warranties and Covenants.    The Investment Agreement contains customary representations, warranties, and various covenants on the part of Crescent Financial, Crescent Bank, and Purchaser for a transaction of this type. The Agreement requires that Crescent Financial and Crescent Bank conduct their business in the ordinary course until the consummation of the Offer, including, among other restrictions, not to take the following actions: make capital expenditures of over $100,000 individually, or $1,000,000 in the aggregate, enter into, amend, or cancel material contracts, issue stock, declare or pay dividends, sell assets in excess of $1,000,000 (other than residential mortgage loans), incur new indebtedness, make acquisitions, open, close, or move branch offices, amend their respective charter or bylaws, alter compensation, or make or renew loans above certain dollar thresholds.

Additional Agreements of the Parties to the Investment Agreement.    The parties to the Investment Agreement have made additional agreements in the Investment Agreement. These include, without limitation:

(a) Reincorporation.  Prior to the closing of the Investment, Crescent NC will reincorporate as a Delaware corporation. The Reincorporation will be effected through a merger of Crescent NC with and into a Crescent DE, with Crescent DE as the surviving corporation continuing the business carried on by Crescent NC under the name Crescent Financial Bancshares, Inc. Additional information regarding the Reincorporation, including a summary of the similarities and differences in North Carolina and Delaware corporate law, as well as the organizational documents of Crescent NC and Crescent DE, is available in the definitive proxy statement for a special meeting of shareholders filed by Crescent Financial with the SEC on May 4, 2011 (the “Crescent Proxy Statement”).

(b) Management.  Upon closing of the Investment, the board of directors of Crescent Financial will consist of twelve members. We will designate eight of these directors, the names and information regarding such persons are set forth in the Information Statement filed pursuant to Section 14(F) of the Exchange Act and Rule 14f-1 thereunder, which document is included as Exhibit (a)(1)(H) to the Schedule 14D-9 filed by Crescent Financial on the date hereof. The remaining four directors will be Brent D. Barringer, James A. Lucas, Jr., Charles A. Paul, III and Jon S. Rufty, each of whom is a current member of Crescent Financial’s board of directors. Additionally, Scott Custer will become Chief Executive Officer of Crescent Financial. Also upon the consummation of the Investment, Michael G. Carlton, currently President and Chief Executive Officer of Crescent Financial and Crescent Bank, will no longer continue in these positions, but will remain employed with Crescent Financial and Crescent Bank as a non-executive employee for up to 90 days to assist in the transition. Additionally, we have agreed that upon the closing of the Investment, the same individuals that will comprise the board of directors of Crescent Financial shall comprise our board of directors.

(c) Agreements with Executive Officers.  The Investment Agreement requires Crescent Financial, Crescent Bank, and each entity’s respective executive officers and certain other employees to take, or consent to, certain actions or amendments designed to modify what benefits such officer or employee would otherwise be entitled to under existing employment agreements and benefit plans of Crescent Financial and Crescent Bank upon consummation of a change in control transaction such as the Investment. In furtherance of the requirements of the Investment Agreement, each named executive officer of the Company has entered into a new employment agreement that will become effective only upon closing of the Investment. A description of certain terms of these new employment agreements and other benefit agreements is set forth in the Crescent Proxy Statement. Since publication of the Crescent Proxy Statement, Mr. Carlton has entered into an amendment to his new employment agreement. The amendment provides that Mr. Carlton will remain employed by Crescent Financial and Crescent Bank in a non-executive capacity for up to ninety days to assist in the transition following the consummation of the Investment.

(d) Directors’ and Officers’ Liability Insurance.  Crescent Financial will purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance (or a policy with equivalent coverage from another insurer), for a term of six (6) years from the closing date of the Investment. This insurance policy is intended to cover claims arising from facts or events which occurred prior to and through and including the closing of the Investment.

(e) Rights Offering.  Following the consummation of the Investment, if Crescent Financial consummates one or more subsequent placements of securities within any 12-month period during the 24-month period following the closing date of the Investment, and the gross proceeds of one or more subsequent placements exceed $10,000,000 in the aggregate, then as promptly as reasonably practicable following the expiration of such 12-month period, Crescent Financial will be required to conduct a rights offering of common stock to its shareholders of record (other than certain excluded persons, including ourselves and our affiliates (such persons, collectively, the “Excluded Persons”)) in accordance with the terms and conditions of the Investment Agreement. The number of shares of common stock to be offered in the rights offering will be equal to (i) the number of shares of common stock that were acquired by us in the subsequent placements in such 12-month period (and if Purchaser purchased securities convertible or exercisable for shares of common stock, the number of shares of common stock into which such securities are convertible or exercisable), divided by the percentage of outstanding shares of Crescent Financial’s common stock owned by us immediately before the initial subsequent placement that triggered the obligation to conduct the rights offering, (ii) less the aggregate number of shares of common stock purchased by us in the subsequent placements. Such number of shares of common stock shall be offered on a pro rata basis to each shareholder of Crescent Financial, other than the Excluded Persons, based upon such shareholder’s percentage ownership of outstanding shares of Crescent Financial’s common stock, excluding the number of shares owned by the Excluded Persons.

(f) Tender Offer.  We agreed to conduct this Offer. Consummation of the Offer is subject to the closing of the Investment, the conditions for which are summarized below, as well as certain other specified conditions, which are enumerated in Section 14 (“Conditions of the Offer”).

(g) Registration Rights Agreement.  Crescent Financial will enter into a registration rights agreement (the “Registration Rights Agreement”) with us at the consummation of the Investment whereby Crescent Financial will agree to file registration statements with the SEC when we make such a request, subject to certain limits. The Registration Rights Agreement will also entitle us to participate in underwritten offerings as a selling security holder, subject to certain limits. The form of registration rights agreement is filed as Exhibit (d)(10) to the Schedule TO.

(h) Tax Sharing Agreement.  We agreed to enter into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Crescent Financial and Crescent Bank in the event that we shall own at least 80% of the total voting power of Crescent Financial following the consummation of the Investment and the Offer. The Tax Sharing Agreement shall provide that, in general, Crescent Financial and Crescent Bank (collectively, the “Crescent Group”), on the one hand, and Purchaser and certain of its subsidiaries other than Crescent (Purchaser and such subsidiaries, collectively “Purchaser Group”), on the other hand, shall each be responsible for and bear the cost of their respective tax obligations, calculated independently of each other. To the extent the Purchaser Group benefits from the use of future losses of the Crescent Group, the tax benefit shall be paid by the Purchaser Group to the Crescent Group.

Conditions to Consummation of the Investment.  Consummation of the Investment is subject to a number of conditions, including:

•    receipt of the approval of (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) with respect to the Investment and the Reincorporation, and (ii) the North Carolina Commissioner of Banks with respect to any party that proposes to acquire ten percent or more of the shares of stock of Purchaser on or before the closing of the Investment, unless the North Carolina Commissioner of Banks determines that such approval is not required under North Carolina law (such approvals together hereafter referred to as the “Required Approvals”);

•    the approval by the shareholders of Crescent NC of each of the sale of Shares to Purchaser under the terms of the Investment Agreement and the Reincorporation, which approvals were obtained at a Special Meeting of Shareholders held on June 7, 2011;

•    the absence of any restraining order, injunction, ruling or similar legal restraint issued by a governmental authority restraining, prohibiting or preventing the consummation of the transactions contemplated by the Investment Agreement;

•    that the representations and warranties of Purchaser, Crescent Financial and Crescent Bank in the Investment Agreement remain true and correct;

•    that the Required Approvals not contain any Burdensome Condition (as defined below) on Purchaser or its investors;

•    that the board of directors and management of Crescent Financial and Crescent Bank be reconstituted as described above under “Management”;

•    that new employment agreements entered into by Crescent Financial with certain executive officers, and the indemnification agreement entered into by Crescent Financial and another executive officer, each of which were executed on February 23, 2011, remain in full force and effect, and that certain of Crescent Bank’s other officers have entered into new employment agreements and/or certain other benefit related agreements;

•    that voting agreements entered into by Purchaser and directors that will continue on Crescent Financial’s board of directors following the consummation of the Investment, remain in effect;

•    that the Shares shall have remained continually listed on NASDAQ from the date of the Investment Agreement through closing, and that the Shares issued to Purchaser pursuant to the Investment shall have been approved for listing on the NASDAQ; and

•    that no Material Adverse Effect (as defined below) shall have occurred with respect to Crescent Financial or Crescent Bank since September 30, 2010.

The Investment Agreement defines a “Burdensome Condition” as a material restraint, condition, change, requirement, law, regulation, policy, interpretation or guidance that is adverse in any material respect to us, any of our affiliates, or any equity holder of such affiliates, in that such restraint, condition, change, requirement, law, regulation, policy, interpretation or guidance substantially reduces the benefit or increases the burden of the transactions contemplated by the Investment Agreement, as solely determined by us in our reasonable and good faith judgment.

The Investment Agreement defines a “Material Adverse Effect” as any event, circumstance, condition, change, occurrence or effect (including changes in applicable laws, or interpretations thereof by a governmental authority, changes in generally accepted accounting principles in the United State or changes in general economic, monetary or financial conditions that are generally known in the banking industry and that a reasonable person would conclude would affect Crescent Financial, Crescent Bank or any subsidiary thereof) (a) that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or would reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition, or operating results of the Crescent Financial, Crescent Bank and any subsidiary, taken as a whole (except that a Material Adverse Effect shall not be deemed to include any fact, event, change, condition, development, circumstance or effect to the extent resulting from actions or omissions by Crescent Financial taken with the prior written consent of Purchaser or as expressly required by the Investment Agreement), or (b) that could reasonably be expected to prevent or materially impair the ability of Crescent Financial, Crescent Bank or Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that any adverse event, circumstance, condition, change, occurrence or effect to the extent arising from the following items shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war except to the extent that Crescent Financial and Crescent Bank are affected in a disproportionate manner as compared to other community banks in the southeastern United States;

(ii) any action taken by us prior to the consummation of the Investment;

(iii) any failure, in and of itself, by Crescent Financial or Crescent Bank to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (providing that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(iv) any compliance by Crescent Financial or Crescent Bank with any express written request made by us; or

(v) the public announcement, pendency or completion of the transactions contemplated by the Investment Agreement, including any action taken in response thereto by any person with which Crescent Financial or Crescent Bank does business.

Material Adverse Effect also does not include the entry by Crescent Financial or Crescent Bank into an informal enforcement action with any or all of the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks or the Federal Reserve, or the recommendation by any such regulatory authority that Crescent Financial or Crescent Bank enter into an informal enforcement action; provided, however, that any such informal enforcement action entered into or recommended (a) is based solely on asset quality classifications and Crescent Bank’s capital position, and (b) does not impose restrictions on Crescent Financial, Crescent Bank or any subsidiary that are, in our reasonable judgment, more restrictive in substance, individually or in the aggregate, than certain board resolutions enacted by Crescent Financial or Crescent Bank, as specified in the Investment Agreement.

On October 21, 2011, the Federal Reserve approved the Investment and the Reincorporation. Additionally, on October 24, 2011, the North Carolina Commissioner of Banks notified us that approval of the acquisition by certain parties of ten percent or more of our shares of stock is not required under North Carolina law. Each of the Required Approvals was granted without a Burdensome Condition.

Termination.    The Investment Agreement may be terminated in a number of situations, including (a) by the mutual written agreement of the Crescent Financial and Purchaser; (b) by either party if the Investment is not closed by November 23, 2011 (but not if the terminating party is responsible for the failure to close the transaction); (c) by either party if a government entity issues an order or takes any final, nonappealable action prohibiting any of the transactions contemplated by the Investment Agreement; (d) by either party if the other party is in breach of any representation, warranty, covenant, or agreement and the terminating party has not breached any of its representations, warranties, covenants, or agreements; or (e) by us if Crescent Financial breaches any of its covenants in connection with a third-party acquisition proposal or if the board of directors of Crescent Financial withdraws or modifies its recommendation with respect to this Offer.

There are fees associated with terminating the Investment Agreement in certain situations. If (a) we terminate the Investment Agreement because Crescent Financial or Crescent Bank has breached its representations, warranties, or covenants, (b) the board of directors of Crescent Financial changes its recommendation to its shareholders regarding approval of the transactions contemplated by the Investment Agreement, or (c) the Required Shareholder Vote is not obtained, and either (i) Crescent Financial and/or Crescent Bank completes a transaction within eighteen months of the termination of the Investment Agreement with a party making a proposal to acquire Crescent Financial and/or Crescent Bank that is deemed superior to the transactions contemplated by the Investment Agreement, or (ii) Crescent Financial or Crescent Bank completes a transaction within twelve months of the termination of the Agreement pursuant to which ten percent or more of the voting power of Crescent Financial’s stock or of Crescent Financial’s consolidated assets is acquired, then Crescent Financial must pay us $3,000,000 plus $1,000,000 for expense reimbursement. If Crescent Financial terminates the Investment Agreement due to our breach, we must pay Crescent Financial $1,000,000 in expense reimbursement.

Fees and Expenses.    Except as provided in the preceding paragraph, each party will bear its own costs and expenses in connection with its due diligence investigation, negotiation, and preparation of the Investment Agreement and actions taken to consummate the transaction contemplated by the Investment Agreement, including legal fees, accounting and consulting fees, regulatory filing fees, and out-of-pocket expenses.

Amendments to Investment Agreement.

We entered into an Amendment to the Investment Agreement with Crescent Financial and Crescent Bank dated as of March 24, 2011. The amendment extended the period set forth in the Investment Agreement for (a) Crescent Financial to file a preliminary proxy statement with respect to the special meeting called to obtain the Required Shareholder Vote, and (b) us to file the required applications, notices or other filings with the Federal Reserve in order to obtain its consent with respect to the Investment.

On November 2, 2011, we entered into a second amendment to the Investment Agreement. This amendment (i) extended the period that we were permitted to commence the Offer after receipt of regulatory approval from the Federal Reserve and North Carolina Commissioner of Banks, (ii) provided that the Offer would expire at 5:00 pm on the date that is the twentieth business day after commencement, rather than at midnight on such date, and (iii) also revised the Investment Agreement to provide that Mr. Carlton would neither be a director of ours or Crescent Financial nor continue to serve as an officer of Crescent Financial or Crescent Bank after the consummation of the Investment, and instead, that Jon S. Rufty, a present director of Crescent Financial, would continue as a director following the consummation of the Investment and be appointed to our board of directors.

Other Agreements

The Voting Agreements.    In connection with the execution of the Investment Agreement, we entered into a Voting Agreement (the “Voting Agreement”) on February 23, 2011 with each of Messrs. Barringer, Carlton, J. Lucas, and Paul, each of whom is a current director of Crescent Financial and, with the exception of Mr. Carlton, will continue as a director following the consummation of the Investment and be appointed to our board of directors immediately prior to the closing of the Investment. The Voting Agreements require that each such individual vote the Shares owned by him in favor of the transactions contemplated by the Investment Agreement and in favor of the Reincorporation. In addition, each Voting Agreement prohibits each of Messrs. Barringer, Carlton, J. Lucas, and Paul from tendering the Shares owned by him to us pursuant to the Offer. Mr. Carlton was released from his obligation not to tender Shares owned by him in the Offer pursuant to a Partial Release of Voting Agreement, dated as of November 2, 2011.

On October 31, 2011, Mr. Rufty (and collectively with Messrs. Barringer, J. Lucas and Paul, the “Continuing Directors”) entered into a Voting Agreement, which principally prohibits him from tendering the Shares owned by him to us pursuant to the Offer.

We are willing to release each Continuing Director from his obligation not to tender a portion of his Shares into the Offer, provided that such Continuing Director agrees that all proceeds received for Shares accepted for purchase in the Offer be used to paydown outstanding indebtedness at Crescent Bank.

Reciprocal Confidentiality Agreement.    On November 15, 2010, we entered into a confidentiality agreement (the “Confidentiality Agreement”) with Crescent Financial in connection with a possible negotiated transaction between the parties. Under the Confidentiality Agreement, each of the parties agreed, subject to certain exceptions, to keep confidential any non-public information concerning the other party, and to use such information only for the purpose of making a proposal for a transaction between such parties. Additionally, we agreed to certain “standstill” provisions with respect to Crescent Financial, and both parties agreed to employee non-solicitation provisions with respect to the other’s employees, in each case for a period of one year from the date of the agreement.

Sublease On March 31, 2011, we entered into a month-to-month sublease agreement pursuant to which we sublease our executive office from Crescent Bank. Since the inception of the sublease, we have paid approximately $57,000 in rent to Crescent Bank.

11.	BACKGROUND OF THE OFFER

The following is a description of the contacts between our representatives and representatives of Crescent NC that resulted in the execution of the Investment Agreement and related transaction documents, and thereafter, efforts between ourselves and Crescent NC to market and sell classified loans and other real estate owned by Crescent NC (together, the “Troubled Assets”). For a review of Crescent NC’s activities relating to these contacts, please refer to the Schedule 14D-9 of Crescent NC being mailed to shareholders with this Offer to Purchase.

In January 2010, Scott Custer, our Chief Executive Officer, met with Michael Carlton, Crescent NC’s President and Chief Executive Officer, to discuss our business plan and to explore whether Crescent NC would consider a transaction with Piedmont. Mr. Custer and Mr. Carlton met again in July 2010 to discuss a potential transaction. Also in July 2010, our Chairman, Adam Abram, met with Crescent NC Directors Bill Cameron and Chad Paul to discuss our business plan and explore a potential transaction with Crescent NC.

In November 2010, we were contacted by Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), the investment bank engaged by Crescent NC in connection with its exploration of a strategic transaction. Howe Barnes informed us that Crescent NC was seeking a partner that would make a strategic investment in Crescent NC, and provided us with preliminary materials for review. Following our review of the preliminary materials, we entered into a Reciprocal Confidentiality Agreement with Howe Barnes, as agent for Crescent NC, on November 15, 2010. After entry into the Confidentiality Agreement, we were granted access to an on-line data room, which permitted us to conduct due diligence on Crescent NC. We utilized Bryan Cave LLP (“Bryan Cave”) as our counsel for the transaction. Bryan Cave began its due diligence review immediately thereafter. During this time we also had discussions with Howe Barnes, Mike Carlton, and Bruce Elder, Vice President of Crescent NC, among other representatives of Crescent NC, regarding the business of Crescent NC.

On December 15, 2010, we received instructions from Howe Barnes regarding the submission of a written non-binding letter of intent with respect to a transaction with Crescent NC. As per the instructions, we submitted our non-binding letter of intent, and also made a presentation to the Board of Directors of Crescent NC on December 23, 2010. Included in our letter of intent was the proposed terms of the Investment and the Offer. Our letter of intent also included the requirement that we be granted exclusive negotiation rights with Crescent NC for a certain period, so that we would be able to complete our due diligence review.

Commencing on December 27, 2010 we began negotiation of the Exclusivity Agreement and term sheet regarding a proposed transaction between ourselves and Crescent NC. After extensive negotiations, with and without each parties’ respective counsel, and exchanges of drafts of these documents, we entered into the Exclusivity Agreement and term sheet on January 5, 2011.

On January 19, 2011, Bryan Cave delivered an initial draft of the Investment Agreement to Crescent NC. Between the dates of January 19, 2011 and February 23, 2011, Gaeta & Eveson, P.A., counsel to Crescent NC, and Bryan Cave exchanged drafts of the Investment Agreement and other transactional documents, and engaged in numerous conference calls. Also during this period, we engaged in multiple conference calls, with representatives of Crescent NC and Howe Barnes, including with and without our respective counsel, in an effort to resolve open issues in the Investment Agreement and other transactional documents.

The initial term of our exclusive negotiations with Crescent NC was to terminate on February 19, 2011. As a result of this impending deadline, we requested that Crescent NC extend our period of exclusive negotiations. On February 18, the parties agreed to an extension of the exclusivity period until 12 midnight on February 23, 2011, and entered into a letter agreement providing for such an extension.

The parties continued to negotiate the Investment Agreement and related transactional documents until the afternoon of February 23, 2011, when all remaining issues were resolved. During that afternoon, after the execution of the Investment Agreement and after the close of trading for that day, Messrs. Carlton and Custer gave a joint interview to a reporter with the Raleigh News & Observer to announce that the parties had entered into the Investment Agreement. We also issued a joint press release with Crescent NC on the same afternoon to announce the transaction.

On March 24, 2011, we entered into an amendment to the Investment Agreement with Crescent NC and Crescent Bank to (a) provide additional time for us to file our application with the Federal Reserve to approve the Investment, and (b) extend the period of time that Crescent Financial could file a preliminary proxy statement with the SEC in connection with obtaining shareholder approval of the sale of Shares to us in the Investment and the Reincorporation.

In April 2011, we began exploring the sale of Troubled Assets, which would occur, if at all, after the consummation of the Investment. The sale of the Troubled Assets would benefit Crescent Financial as it would improve Crescent Financial’s credit quality through a reduction in its non-performing assets, improve Crescent Financial’s regulatory capital ratios, and improve Crescent Financial’s earnings potential by reducing non-interest expense associated with the costs of acquiring and servicing other real estate owned. We discussed the possibility of such sale with Crescent NC, which was then, and continues to be, engaged in routine efforts to sell portions of the Troubled Assets. During the balance of April 2011 and during the ensuing two months, we maintained a dialogue with Crescent NC regarding prospective purchasers of the Troubled Assets. During this time, we also entered into confidentiality agreements and held discussions with prospective purchasers, including several interested institutional investors referred to us by Crescent NC.

In July 2011, we engaged an investment bank specializing in the sale of troubled assets to market Crescent NC’s Troubled Asset portfolio to potential third party investors, and in July and August we established, with Crescent NC’s assistance, an on-line data room containing information regarding the Troubled Assets. During this period, several institutional investors indicated interest in large pools of the Troubled Assets created from Crescent’s portfolio. Crescent NC assisted in the due diligence investigation performed by these prospective purchasers by providing additional due diligence information in the online data room, facilitating site visits and discussions with its management.

In September and October we continued to work with Crescent NC to assist prospective buyers of certain Troubled Assets in their due diligence efforts. We also cooperated with Crescent NC and the investment bank that we had engaged to conduct a broad marketing effort for the Troubled Assets, which marketing would commence after receipt of the Required Approvals. The last of the Required Approvals was received on October 24, 2011, and the broader marketing effort of the Troubled Assets commenced shortly thereafter.

On November 2, 2011, we entered into a second amendment to the Investment Agreement. This amendment (i) extended the period that we were permitted to commence the Offer after receipt of the Required Approvals, (ii) provided that the Offer would expire at 5:00 pm on the date that is the twentieth business day after commencement, rather than at midnight on such date, and (iii) also revised the Investment Agreement to provide that Mr. Carlton would neither be a director of our company or Crescent Financial nor continue to serve as an officer of Crescent Financial or Crescent Bank after the consummation of the Investment, and instead, that Jon S. Rufty, a present director of Crescent Financial, would continue as a director following the consummation of the Investment and be appointed to our board of directors.

12. PURPOSE OF THE OFFER; PLANS FOR CRESCENT FINANCIAL

Purpose of the Offer.    The purpose of the Offer is for us to increase our control over Crescent Financial by increasing the percentage of its shares that we will own after the consummation of the Investment, as well as to provide some liquidity to its existing shareholders.

Plans for Crescent Financial

Changes in Structure of the Board of Directors; Changes in Management.    Pursuant to the Investment Agreement, Crescent Financial has agreed to adopt bylaws providing for the size of its board of directors to range between five and twenty-five, with the initial number anticipated to be set at twelve directors in connection with the consummation of the Investment. Additionally, following the Reincorporation, Crescent Financial has agreed that it will have an unclassified board of directors whose directorships shall be for a one year term.

Crescent Financial has agreed to take action prior to the consummation of the Investment to cause its board of directors to consist of twelve members, eight of whom are to be designated by us, and the remaining four directors will be Brent D. Barringer, James A. Lucas, Jr., Charles A. Paul, III and Jon S. Rufty, each of whom is a current member of Crescent Financial’s board of directors. Additionally, Scott Custer will become Chief Executive Officer of Crescent Financial. Also upon the consummation of the Investment, Michael G. Carlton, currently President and Chief Executive Officer of Crescent Financial and Crescent Bank, will no longer continue in these positions, but will remain employed with Crescent Financial and Crescent Bank as a non-executive employee for up to 90 days to assist in the transition. The names and information regarding the individuals that have been designated to serve on Crescent Financial’s board of directors by us is set forth in the Information Statement filed pursuant to Section 14(F) of the Exchange Act and Rule 14f-1 thereunder, which document is included as Exhibit (a)(1)(H) to the Schedule 14D-9 filed by Crescent Financial on the date hereof.

Agreements with Executive Officers.    The Investment Agreement requires Crescent Financial, Crescent Bank, and each entity’s respective executive officers and certain other employees to take, or consent to, certain actions or amendments designed to modify what benefits such officer or employee would otherwise be entitled to under existing employment agreements and benefit plans of Crescent Financial and Crescent Bank upon consummation of a change in control transaction such as the Investment. In furtherance of the requirements of the Investment Agreement, each named executive officer of the Company has entered into a new employment agreement that will become effective only upon closing of the Investment. A description of certain terms of these new employment agreements and other benefit agreements is set forth in the Crescent Proxy Statement. Since publication of the Crescent Proxy Statement, Mr. Carlton has entered into an amendment to his new employment agreement. The amendment provides that Mr. Carlton will remain employed by Crescent Financial and Crescent Bank in a non-executive capacity for up to ninety days to assist in the transition following the consummation of the Investment.

Change in Authorized Capitalization.    Currently, Crescent Financial is authorized by its articles of incorporation to issue 40 million shares of common stock and 5 million shares of blank check preferred stock. Pursuant to the Investment Agreement, following the consummation of the Reincorporation, Crescent Financial shall be authorized to issue 75 million shares of common stock and 5 million shares of blank check preferred stock.

Readers should review the definitive proxy statement filed by Crescent NC with the SEC on May 4, 2011 for a discussion of additional differences between the present Crescent NC articles of incorporation and bylaws, and the certificate of incorporation and bylaws, respectively, to be adopted by Crescent DE in connection with the Reincorporation.

Roll Up and Future Acquisitions.    In the future, we intend to combine VantageSouth, or other subsidiaries that we may acquire in the future, with Crescent Bank, or we may acquire other entities through Crescent Financial. However, we have not made any proposals to engage in such transactions and there are currently no specific plans to do so.

Sale of Troubled Assets.    We have engaged an investment bank to market for sale some or all of Crescent Financial’s Troubled Assets. Additionally, we have discussed the proposed terms of such a transaction with third parties. We will not commit to a sale of some or all of the Troubled Assets prior to the closing of the Investment, if at all.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 (“Purpose of the Offer, Plans for Crescent Financial”), we have no present plans or proposals that would relate to or result in (i) any sale or transfer of a material amount of assets of Crescent Financial or any of its subsidiaries; (ii) any material change in Crescent Financial’s capitalization or dividend policy; (iii) any other material change in Crescent Financial’s corporate structure or business; or (iv) actions that could impede the acquisition of control of Crescent Financial. Additionally, we have no present plans for, and it is not our intention that, the Shares be delisted from NASDAQ or become eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

13.	SOURCE AND AMOUNT OF FUNDS

The Offer is not conditioned upon obtaining financing. Our investors have made a capital commitment to us in the amount of $30,600,000. Between available cash and the amount of funds deposited in escrow to date pursuant to an escrow agreement, dated February 22, 2011 (the “Escrow Agreement”), we have sufficient funds to pay for Shares received in the Offer. The release of funds under the Escrow Agreement is subject to the satisfaction or waiver of certain conditions contained therein. There is no financing condition to the completion of the Offer, and we believe that our financial condition is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

If we purchase 6,442,105 Shares in the Offer at $4.75 per share, the aggregate purchase price for the Shares will be approximately $30,600,000, not including fees and expenses, which we estimate to be approximately $350,000.

Pursuant to the Escrow Agreement, the release of funds for purposes of the consummation of each of the Investment and the Offer is subject to satisfaction or waiver of certain conditions, several of which are similar to the conditions in the Investment Agreement to close the Investment, which itself is a condition of to the consummation of this Offer. A summary of these conditions follows:

•    our performance in all material respects with our obligations under the subscription agreement that was entered into with each of our investors at or prior to the closing of the Investment or Offer, and our representations, warranties and covenants contained in the subscription agreement being true in all material respects when made and as of each of the closing of the Investment and the Offer;

•    none of our subscribers having purchased an amount of our shares of common stock in excess of the amount such subscriber subscribed for;

•    we shall have received the full $30,600,000 committed by our investors;

•    none of us or our subsidiaries, Crescent Financial or Crescent Bank having (i) (a) commenced a voluntary case or other proceeding or filed any petition for bankruptcy, reorganization, insolvency, dissolution, liquidation or other similar law, or having sought, applied for or consented to the appointment of a custodian, trustee, receiver, liquidator or similar official, or (b) consented to the institution of, or failed to contest in a prompt manner, any proceeding or petition described in subclause (a), (ii) made a general assignment for the benefit of creditors, (iii) adopted any resolutions of the board of directors of such entity for the purpose of admitting the foregoing, or (iv) admitted in writing generally its inability to pay its debts as they come due;

•    there having been no fact, event, change, condition, development, circumstance or effect that shall have occurred that, individually or in the aggregate, (x) had or would reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole, or Crescent Financial, Crescent Bank, or (y) materially impairs or would be reasonably likely to materially impair our ability to perform our obligations under the subscription agreements or to be able to consummate the Investment or the Offer, in each case, subject to certain exceptions;

•    there being no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority that would be violated by the transactions contemplated by the consummation of the Investment and the Offer;

•    Crescent Bank’s banking license issued by the North Carolina Commissioner of Banks remaining in full force and effect;

•    all conditions to the consummation of the Investment and Offer having been satisfied or waived; and

•    receipt of all required approvals and licenses to permit us to consummate the Investment and the Offer and to permit each of our investors to consummate such party’s investment, which includes:

•    the receipt by any subscriber intending to rely on a non-control determination from the Federal Reserve in order to purchase shares of our common stock of a written determination from the Federal Reserve to the effect that such subscriber and its affiliates will not, by reason of the purchase of our common stock be deemed to control us or any of our subsidiaries, including, after the consummation of the Investment and the Offer, Crescent Financial and Crescent Bank; and

•    with respect to any investor proposing to acquire ten percent or more of our common stock on or prior to the closing of the Investment or the Offer, the receipt by such subscriber of the approval by the North Carolina Commissioner of Banks pursuant to Section 53-42.1 of the General Statutes of North Carolina, or a determination by the North Carolina Commissioner of Banks that such approval is not required under any North Carolina law, statute, ordinance, rule or regulation for such acquisition to occur.

14.	CONDITIONS OF THE OFFER

Pursuant to the Investment Agreement, we are not required to accept for payment and pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to the Investment Agreement, may terminate the Offer, if:

•    the closing of the Investment shall not have occurred;

•    (i) any restraining order, preliminary or permanent injunction or other order or similar legal restraint or prohibition shall have been issued by any governmental entity of competent jurisdiction and shall then be in effect, or (ii) any suit, action, litigation arbitration or investigations or other proceeding shall have been instituted by any governmental authority and shall remain pending that would reasonably be expected to result in a restraining order, preliminary or permanent injunction or other order or similar legal restraint or prohibition, in the case of either clause “(i)” or “(ii)” preventing the consummation of the Offer;

•    the Required Approvals required to consummate the transactions contemplated by the Investment Agreement are not in full force and effect as of the date of consummation of the Offer and without a Burdensome Condition; and

•    since the date of the Investment Agreement, no Material Adverse Effect shall have occurred.

As indicated in Section 10 (“The Investment Agreement; Other Agreements”), the Required Approvals have been granted, and are not subject to any Burdensome Conditions.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part at any time and from time to time in our sole discretion, subject to the terms and conditions of the Investment Agreement and the applicable rules and regulations of the SEC.

15. CERTAIN LEGAL MATTERS

Except as otherwise described in this Offer to Purchase, based on a review of publicly available filings Crescent Financial has made with the SEC and other publicly available information concerning Crescent Financial, we are not aware of any license or regulatory permit that appears to be material to the business of Crescent Financial that might be adversely affected by our acquisition of Shares as contemplated by Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request Crescent Financial to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered. See Section 14 (“Conditions of the Offer”) of this Offer to Purchase.

Bank Regulation.    On October 21, 2011, we received the approval of the Federal Reserve with respect to the consummation of the Investment and the Reincorporation. Additionally, on October 24, 2011, the North Carolina Commissioner of Banks notified Purchaser that approval of the acquisition by certain parties of ten percent or more of the shares of stock of Purchaser and Crescent Financial is not required under North Carolina law. Each of the Required Approvals was granted without a Burdensome Condition.

State Takeover Laws.    Crescent Financial is incorporated under the laws of the State of North Carolina. North Carolina law contains a Shareholder Protection Act (N.C. Gen. Stat § 55-9-01, et. seq., or Article 9 of the North Carolina Business Corporation Act), which requires the affirmative vote of 95% of the voting shares of a North Carolina corporation to approve a business combination with any other entity if that other entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation, or if the “other entity” has ever been a twenty percent holder and is still an affiliate. North Carolina law also contains a Control Share Acquisition Act (N.C. Gen. Stat. § 55-9A-01, et. seq., or Article 9A of the North Carolina Business Corporation Act), which provides that a person who acquires “control shares” in a “control share acquisition” loses the right to vote those shares unless such voting rights are granted by a majority of all outstanding voting shares of the corporation other than “interested shares”. Both the Shareholder Protection Act and the Control Share Act apply only to public corporations.

Following the Reincorporation, Crescent Financial will be incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law (the “DGCL”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested shareholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested shareholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested shareholder.”

Following the Reincorporation, none of the above referenced statutes will apply to Crescent Financial, as the Shareholder Protection Act and the Control Share Act do not apply to Delaware corporations, and Crescent DE has expressly elected in its Certificate of Incorporation not to be subject to Section 203 of the DGCL.

If any governmental authority or third party seeks to apply any state takeover law to the Offer, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 (“Conditions of the Offer”).

16. DIVIDENDS AND DISTRIBUTIONS

The Investment Agreement provides that from the date of the Investment Agreement to the consummation of the Offer, without our prior written consent, Crescent Financial and Crescent Bank will not, and will cause each of their subsidiaries not to, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than dividends from its wholly owned subsidiaries to it or another of its wholly-owned subsidiaries.

17. FEES AND EXPENSES

We have retained Innisfree M&A Incorporated to act as information agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent as described above) for soliciting tenders of Shares under the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this Offer to Purchase or the letter of transmittal.

18. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Crescent Financial is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than 10 business days from the date of this Offer to Purchase, setting forth the recommendation of the board of directors of Crescent Financial with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 (“Certain Information About Concerning Crescent Financial”) of this Offer to Purchase.

November 8, 2011	PIEDMONT COMMUNITY BANK HOLDINGS, INC.

SCHEDULE A

Additional Information

I.    Directors and Executive Officers of Purchaser.

The name, present principal occupation and employment history for the past five years of each director and executive officer of Purchaser are set forth below. The business address for each person listed below is c/o Piedmont Community Bank Holdings, Inc., 4711 Six Forks Road, Raleigh, NC 27009. All executive officers and directors listed are United States citizens, other than Lee Roberts, who is a citizen of Papua, New Guinea.

Name	Present Principal and Five-Year Employment History
J. Adam Abram	J. Adam Abram has served as Chairman of Purchaser since he co-founded the company in 2009. Mr. Abram has served as Chairman of Franklin Holdings (Bermuda), Ltd. since 2008. He has served as President, Chief Executive Officer and director of James River Group, Inc., an insurance holding company, since its inception in 2002.

Alan Colner	Alan Colner has served as a director of Purchaser since 2009. Mr. Colner has been the Chief Executive Officer of the North American division of PensionsFirst Incorporated, a UK-based pension risk management firm, since 2010. Prior to taking on this role, Mr. Colner was a partner with Compass Advisors, LLP, an international investment banking firm, since 2001. From 2003 to 2007, Mr. Colner served as director for James River Group, Inc.

Thierry Ho	Thierry Ho has served as a director of Purchaser since 2009. Mr. Ho has been a Managing Director of Lightyear Capital and a member of its investment committee since 2001. Mr. Ho has served on the board of directors of Lightyear Capital portfolio companies ARGUS Software, Inc. and Athilon Group Holdings Corp.

Steven J. Lerner, Ph.D.	Steven J. Lerner, Ph.D. has served as a Vice Chairman of Purchaser since he co-founded the company in 2009. Dr. Lerner has served as the Executive Chairman of Capstrat since 2000. Dr. Lerner served as Chairman of Yankelovich, Inc., a consumer research firm, from 2000-2008.

A. Wellford Tabor	A. Wellford Tabor has served as a director of Purchaser since 2009. Mr. Tabor has been the Managing Partner of Keeneland Capital since May 2009. Prior to that, Mr. Tabor was a Partner at Wachovia Capital Partners, where he worked since 2000.

Nicolas Zerbib	Nicolas Zerbib joined Purchaser’s board of directors in November 2011. Mr. Zerbib has served as a Senior Principal of Stone Point Capital LLC since 1998 and is a member of its investment committee. Mr. Zerbib has served as a director of several Stone Point Capital portfolio companies, including Amherst Holdings, LLC, Edgewood Partners Holdings, LLC, Freepoint Commodities LLC, Higginbotham Insurance Agency, Inc., NXT Capital, LLC, Preferred Concepts LLC, Privilege Underwriters, Inc. and StoneRiver Holdings, L.P. From 2005 to 2007, Mr. Zerbib served as director for James River Group, Inc.

David Brody	David Brody joined Purchaser’s board of directors in November 2011. Mr. Brody is the managing partner of Brody Associates, a real estate development company, which position he has held for over ten years. He is the outgoing Chairman of the Board of Trustees of East Carolina University and is President of The Brody Brothers Foundation. Mr. Brody was a founding board member of the Little Bank.

Scott Custer	Scott Custer has served as Chief Executive Officer and as a director of Purchaser since 2009. Prior to that, Mr. Custer served as Chairman and Chief Executive Officer of RBC Centura Bank, a position he held since 2004.

A-1

Name	Present Principal and Five-Year Employment History
David Shipp	David Shipp has served as Chief Credit Officer of Purchaser since May 2011. Prior to that, Mr. Shipp was Executive Vice President and Chief Credit Officer for North State Bank beginning in 2007. Previously, Mr. Shipp was Senior Vice President and Senior Credit Officer with First Union National Bank (which subsequently was acquired by Wachovia Bank, N.A.) where he began working in 1987.

Jonathan Hornaday	Jonathan Hornaday has served as the Director of Strategy and Corporate Development of Purchaser since 2009. Prior to that, he was an Associate at Cherokee Investment Partners, which he joined in 2007. Prior to joining Cherokee Investment Partners, Mr. Hornaday attended Kellogg Business School.

Lee Roberts	Lee Roberts has served as a Managing Director of Purchaser since 2010. Prior to that, he was a partner at Oaklane Capital, which he joined in 2009. Prior to Oaklane, he was a partner at Cherokee Investment Partners, which he joined in 2006.

Steve Jones	Steve Jones has served as the Head of Sales and Market Management of Purchaser since 2010. Mr. Jones also has served as Director, President and Chief Executive Officer of VantageSouth Bank, a community bank based in North Carolina and subsidiary of Purchaser, a position he has held since 2010. From 2009 to 2010, Mr. Jones served as Executive Vice President and Chief Operating Officer of First American Financial Management Company, a proposed bank holding company. Prior to that, Mr. Jones spent over 10 years working at RBC Bank in a variety of leadership roles, including Regional Manager (Personal and Business Banking – Eastern Sandhills Region), Regional President (Florida Personal and Business Banking), President (Personal and Business Banking), and most recently, President (Carolinas and Virginia).

A-2

The Depositary will accept legible copies of the letter of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the Shares and any other required documents to the Depositary at one of its addresses set out below:

The Depositary for the Offer is:

By First Class Mail:	By Facsimile (For Eligible Institutions only)	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	(617) 360-6810	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021
Confirmation of Facsimile Transmissions by Telephone:
(781) 575-2332

Please contact the Information Agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free (888) 750-5834

Banks and Brokers may call collect (212) 750-5833